News Release
Pebblebrook Hotel Trust Issues Additional 7.875% Series A Cumulative Redeemable
Preferred Shares
     BETHESDA, MD, JULY 12, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced it has sold 600,000 shares of its 7.875% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) directly to CBRE Clarion Securities LLC at a price of $25.25 per share. The 600,000 shares represent additional Series A Preferred Shares having the same rights, terms and preferences as the 5,000,000 Series A Preferred Shares initially issued by the Company in an underwritten public offering in March 2011.
     The Company will contribute the net proceeds from the sale of the shares to its operating partnership. The operating partnership will use the net proceeds for general corporate purposes, which may include acquiring and investing in hotel properties in accordance with the Company’s investment strategy and reducing the Company’s debt.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns 14 hotels, totaling 3,813 guest rooms, in eight states and the District of Columbia, including 13 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, D.C.; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; and Boston, Massachusetts.
This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements.
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Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

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